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                      October 12, 2022

       Kevin Kane
       Chief Legal Officer
       CCC Intelligent Solutions Holdings Inc.
       167 N. Green Street, 9th Floor
       Chicago, IL 60607

                                                        Re: CCC Intelligent
Solutions Holdings Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed October 7,
2022
                                                            File No. 333-267793

       Dear Kevin Kane:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Edwin Kim, Staff Attorney, at (202) 551-3297 or Joshua Shainess, Legal
       Branch Chief, at (202) 551-7951 with any questions.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Ross M. Leff, Esq.